FIRST AMENDMENT TO LICENSE AGREEMENTS

This is the FIRST AMENDMENT (the “First Amendment”) dated April 2, 2024, to: (i) the FIRST LICENSE AGREEMENT (the “First Agreement”), dated April 16, 2021, by and between AMERICAN SCIENCE AND TECHNOLOGY CORPORATION, an Illinois corporation (“Seller”) and PLAIN SIGHT INNOVATIONS LLC, a Delaware limited liability corporation (“Buyer”); (ii) the SECOND LICENSE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Second Agreement”); (iii) the THIRD LICENSE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Third Agreement”), and together with the First Agreement and the Second Agreement (the “License Agreements”); and the ASSET PURCHASE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Asset Purchase Agreement”). Buyer and Seller each may be hereinafter referred to as a “Party” and together as the “Parties.” Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the License Agreements.
RECITALS:
A.The License Agreements provide for fully-paid, non-exclusive rights and licenses to use and practice the Licensed Intellectual Property at the Seller Facility and the First Licensed Facility, the Second Licensed Facility and the Third Licensed Facility to produce, manufacture, use, sell, offer to sell, or distribute Licensed Products, including, without limitation, Combination Products.

B.Pursuant to the License Agreement, Buyer agreed to pay Seller license fees of $500,000 payable on April 16, 2021, September 30, 2021, and December 30, 2021, and a royalty fee equal to 1.0% of the gross revenue of each of the three licensed facilities (the “License Consideration”).

C.Under the Asset Purchase Agreement, Buyer agreed to acquire substantially all of Seller’s assets in exchange for $3,920,000, payable as follows: $35,000 per month from May 1, 2022, to April 30, 2023, $1,750,000 on April 30, 2023, and $1,750,000 on April 30, 2024, with an understanding that if lump sums not paid in 2023 and 2024, Buyer would have an option to pay $35,000 per month through April 30, 2025 and pay remainder due with 12% annual interest accruing from April 30, 2024 (the “Purchase Consideration”).

D.Comstock has purchased all assets and interests of Buyer including the assets of Seller and therefore can sign this First Amendment on behalf of Buyer.

E.The Parties wish to modify the form of payment and conditions for the payment of the License Consideration, as described herein.
AGREEMENTS:
In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Notwithstanding anything to the contrary in the License Agreements and the Asset Purchase Agreement, the Purchase Consideration shall hereafter be replaced with the following consideration to paid by Buyer in the manner described below.

2.Within five (5) business days from the date hereof, Buyer shall cause Comstock Inc., a Nevada corporation, to issue 4,975,000 unregistered, restricted common shares of Buyer (the “LODE Shares”), on a non- refundable basis.
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3.Pursuant to Rule 144, Seller shall be permitted to sell LODE Shares commencing on the date that is six months after the date that the LODE Shares are delivered to Seller, subject to the conditions set forth in Rule 144.

4.On or before April 30, 2025 (the “True Up Date”), Buyer shall payoff Seller as per Schedule 2.0 of the Asset Purchase Agreement. On True Up Date, Buyer shall pay cash to Seller in an amount equal to (i) $3,500,000 minus the net cash proceeds received by Seller with respect to the sale of the LODE Shares (it being understood that the net cash proceeds are equal to the aggregate sales price of the LODE Shares sold minus all sales costs and commissions incurred by Seller in connection with such sales), plus (ii) accrued interest on $3,500,000 at a rate of 12% per annum, starting on May 1, 2024, and calculated in the manner described below.

5.Interest shall be calculated and accrued on a daily basis (but not paid until the True Up Date) on the principal of $3.5 million during all the time from May 1, 2024 until the LODE Shares are sold and Seller has received the net cash proceeds from the sales of the LODE Shares. After Seller receives the net cash proceeds from selling the LODE Shares, interest shall be calculated on a daily basis and further accrued (but not paid until True Up Date) on the principal of $3.5 Million minus the net cash proceeds received (that is, either daily, weekly or monthly) by the Seller as a result of selling the LODE Shares. For example, if the Seller begins receiving net cash proceeds from selling the LODE Shares of approximately $0.5 million per week starting in October, 2024, then Seller shall accrue (but not pay until True Up Date) interest on the lower principal balance, that is, in the amount equal to $3,500,000 - $500,000, or $3,000,000 * 12% per annum from the date Seller receives the net cash proceeds from the sales of those LODE Shares up to the True Up Date.

6.The monthly payments payable by Buyer to Seller under the Asset Purchase Agreement shall also be reduced on a prorated basis based the ratio of net cash proceeds received and the original principal amount of $3.5 million. For example, if the Seller begins receiving net cash proceeds from selling the LODE Shares of approximately $0.5 million per week starting in October 2024, then the monthly payments shall be reduced prospectively, on a prorated basis after the receipt of the net cash proceeds (e.g., if $500,000 is received the monthly payment would become $30,000, (that is, $35,0000 * .85714286 based on 3,000,0000 / 3,500,000).

7.On True Up Date, if the value of the LODE Shares not sold by Seller plus the net cash proceeds received by Seller with respect to the sale of LODE Shares, exceeds $3,500,000 plus then accrued interest owed, then such excess shall be applied towards and reduce the License Consideration on a pro rata basis, meaning that it will reduce the First Royalty Fee, the Second Royalty Fee and the Third Royalty Fee, in equal portion, up to an aggregate amount of the value in excess of the amounts owed. If the value is in excess of the three royalty fees, any excess amounts will be returned to the Buyer.

8.Seller shall notify Buyer weekly of the net cash proceeds received by Seller from the sale of LODE Shares.

9.This Amendment may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

10.Except as amended herein, the Agreement is hereby ratified and shall remain in full force and effect.

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IN WITNESS WHEREOF the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date hereof.

BUYER:
PLAIN SIGHT INNOVATIONS LLC

By: / s / Corrado DeGasperis
Name: Corrado DeGasperis, as CEO, and on behalf of, Comstock Inc, its managing member

SELLER:
AMERICAN SCIENCE AND TECHNOLOGY CORPORATION

By: / s / Ali Manesh
Dr. Ali Manesh, Chief Executive Officer
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